Exhibit 10.1

March 31, 2006

Frank H. Brod

3549 North Sunset Way

Sanford, MI 48657

Dear Frank:

Microsoft Corporation is pleased to confirm our offer as a Microsoft Officer, for the position of Corporate Vice President, Finance and Administration, Chief Accounting Officer reporting to Chris Liddell. We anticipate that you will start your employment on May 1, 2006.

Microsoft has extended this offer to you based upon your general knowledge, background, experience and skills and abilities and not because of your knowledge of your current employer’s or any previous employer’s trade secrets or other confidential information. As a condition of employment at Microsoft, you will be required to sign Microsoft’s standard form Employee Agreement (copy enclosed) in which you agree, among other things, not to disclose to Microsoft or use in your employment with Microsoft any confidential or proprietary information or trade secrets of any current or prior employer. In this regard, you should be extremely careful not to bring to Microsoft any documents or other materials in tangible form belonging to or acquired from your current or any prior employer.

Compensation. The compensation package associated with this offer is as follows:

Salary. Your starting salary will be $411,000 per year, payable semi-monthly. Currently, our performance review process provides for an annual salary merit increase opportunity, and any increase would be based on performance. Your first salary review will take place in September 2007. Any subsequent reviews will occur according to the performance review timetable in place for Microsoft employees at that time.

Bonus. You will be eligible for Microsoft’s executive bonus program. The bonus is awarded based on performance as evaluated during the performance review process. If you are awarded a bonus, it will be payable to you if you remain employed with Microsoft through the bonus payment date. Currently, the bonus potential ranges from 0-120% of your salary during the review period. Your first eligibility for a bonus will be September 2007. Any subsequent bonus eligibility will occur according to the performance review timetable in place for Microsoft employees at that time.

Signing Bonus. Additionally, you will have the opportunity to receive a signing bonus in the total gross amount of $300,000, less applicable tax withholdings. The signing bonus will be payable in two installments. The first installment of $200,000 will be paid within 30 days following your start date. The second installment of $100,000 will be paid within 30 days following the one-year anniversary of your start date. Your entitlement to retain the first installment is conditioned on you remaining continuously employed by Microsoft or its subsidiaries for one year after your start date, and your entitlement to retain the second installment is conditioned on you remaining continuously employed by Microsoft or its subsidiaries for two years after your start date. In the unlikely event that you leave Microsoft before the first anniversary of your start date, the first installment will not be earned and must be returned to Microsoft, and if you leave on or after your first anniversary and before the second anniversary of your start date, the second installment will not be earned and must be returned to Microsoft. If your employment ends during the previously described time periods due to death or total and permanent disability, you will not be required to return any installment(s) that have been paid. You hereby authorize Microsoft to withhold the repayable amounts from any monies owed to you.

Stock Award. You will be granted an On-hire Stock Award of 35,000 shares of Microsoft Corporation common stock under the Microsoft Corporation 2001 Stock Plan. This award will vest during your continuous service on each anniversary of your start date as follows:

1stAnniversary	2nd Anniversary	3rd Anniversary	4th Anniversary	5th Anniversary
33%	27%	20%	13%	7%

Your Stock Award is subject to approval by the Compensation Committee of Microsoft’s Board and the terms of Microsoft’s form of Stock Award Agreement.

Shared Performance Stock Award. You will participate in Microsoft’s Shared Performance Stock Award (SPSA) program, our long-term incentive plan for Partner level employees, with a target SPSA award of 25,000 shares. Your actual SPSAs are determined by multiplying your target SPSAs by a percentage from 0% to 150%, depending on Company performance against its goals for the period ending June 30, 2006. Actual SPSA awards will vest during your continuous service, and be paid to you in the form of Microsoft common stock, as follows: 1/3 on or about August 31, 2006 (the “initial vest date”), 1/3 on the first anniversary of the initial vest date and 1/3 on the second anniversary of the initial vest date. Your SPSA award is subject to approval by the Compensation Committee and the terms of Microsoft’s form of SPSA Award Agreement.

Benefits; Deferred Compensation Plan. You will be eligible for three weeks vacation in accordance with Microsoft policy, as well as participation in Microsoft’s benefit plans (Microsoft currently provides a flexible benefits plan, 401(k) savings plan and employee stock purchase plan).

You will be eligible to participate in all other executive compensation and employee benefit programs on the same terms and conditions as other similarly situated executives at your level, including Microsoft’s Deferred Compensation Plan (DCP). The DCP allows you to defer receipt of all or part of certain types of compensation to a later date, thus deferring your federal income tax liability. As a new hire, you are eligible to defer up to 90% of your signing bonus. In addition, each year in December, eligible employees can elect to defer their future base pay and annual review bonus. Participation in the DCP is voluntary and Microsoft strongly encourages you to consult with your personal tax advisor to assure the program is appropriate for you as elections to defer compensation are irrevocable. Enclosed with this offer letter is an election form and a brochure which contains additional information about the DCP.

If you wish to defer a portion of your signing bonus, the enrollment form must be completed and returned to Microsoft no later than your official start date. Failure to return this enrollment form by 5:00 pm Pacific Time on your start date will be interpreted by Microsoft as your election not to defer any portion of your signing bonus.

Relocation. Microsoft will provide you with the relocation benefits described in the enclosed Relocation Benefits Summary. The benefits include reimbursement for certain relocation costs in accordance with Microsoft’s reimbursement guidelines. As part of Microsoft’s executive relocation assistance program, you are eligible for a third-party home sale purchase for your two homes at the appraised values should these residences not be otherwise sold within six months of listing them for sale.

You also will receive a relocation cash allowance of $450,000. This allowance will be paid to you within your first month of employment and is considered taxable income. Payroll taxes will be withheld; however, Microsoft will provide a tax gross up to assist you in paying the taxes associated with the lump sum cash relocation allowance and certain other non-deductible relocation expenses that will be included in your Form W-2 as gross compensation. Please carefully review the attached document titled “Relocation Tax Information”. It will assist you in understanding the tax implications related to your relocation. In the unlikely event that you leave Microsoft of your own volition prior to 24 months of employment, the relocation cash allowance of $450,000 and any monies paid by Microsoft on your behalf for relocation services as described in the enclosed Relocations Benefits Summary will not be earned and must be returned to Microsoft in full. You hereby authorize Microsoft to withhold this amount from any monies owed to you.

At-Will Employment. Please recognize that this offer letter is not a contract of employment for any specific or minimum term and that the employment Microsoft offers you is terminable at will. This means that our employment relationship is voluntary and based on mutual consent. You may resign your employment, and Microsoft likewise may terminate your employment, at any time, for any reason, with or without cause or notice. Any prior oral or written representations to the contrary are void, and our at-will relationship may not be modified except by a formal written employment contract signed by the senior officer for Human Resources at Microsoft.

Arbitration of Disputes. You and Microsoft agree that any disputes regarding the interpretation of this offer letter or otherwise arising from or related to your employment will be resolved in the manner specified in the Arbitration Agreement Addendum to this offer letter to the extent provided in the Arbitration Agreement Addendum.

Offer Contingent on Immigration Status, Background Check, and Professional References. This offer is contingent on your providing us with acceptable proof of your identity and authorization to work in the United States and your proper completion of a Form I-9 (Employment Eligibility Verification) as required under U.S. immigration regulations. Enclosed is a listing provided by the Department of Homeland Security that describes what will be needed. This offer is also contingent upon Microsoft receiving an acceptable check of your professional references.

Acceptance of Offer. This letter describes all representations and promises that Microsoft or its affiliates or agents have made to you in connection with your prospective employment with Microsoft. Please acknowledge that you agree to the terms of this letter and its Arbitration Agreement Addendum by signing the enclosed copy of this offer letter, the Arbitration Agreement Addendum and the enclosed Employee Agreement and promptly returning them in the enclosed envelope. It is important that we receive your letter, the Arbitration Agreement Addendum and the signed Employee Agreement prior to your start date. Please note that you are not authorized to alter the terms of the Employee Agreement in any manner. You may keep the original of this offer letter and a copy of the Employee Agreement for your records.

We feel you will make a substantial impact upon the future direction and success of our company. We look forward to your joining us. Our Executive New Employee Team will be in contact with you to schedule a New Employee Orientation providing a complete overview of company benefits, employment documentation, and general information. Should you have any questions, please give me a call.

Sincerely,

/s/ Chris Liddell
Chris Liddell
Senior Vice President, Chief Financial Officer

ACCEPTANCE:

/s/ Frank H. Brod
Frank H. Brod
April 6, 2006 (date)

Arbitration Agreement Addendum

Except as otherwise provided below, I and Microsoft Corporation agree to resolve any dispute, claim, or controversy between each other, including claims against Microsoft Corporation’s direct and indirect subsidiaries and affiliates, and the current and former officers, directors, or employees of any of them (collectively “Microsoft”), in the manner specified in this Arbitration Agreement Addendum. Microsoft and I are referred to below as “parties.”

Claims Not Covered By This Arbitration Agreement Addendum

This Arbitration Agreement Addendum does not apply to or cover claims for workers’ compensation benefits; claims for unemployment compensation benefits; or claims for injunctive and/or other equitable relief for unfair competition, violation of the confidentiality, non-compete and non-solicitation provisions of the Employee Agreement, use and/or unauthorized disclosure of trade secrets or confidential information, or failure to return proprietary materials of Microsoft.

Arbitration Procedures

The parties agree to first attempt to resolve all disputes through informal negotiations. The party asserting the dispute shall provide written notice to the other party describing with specificity the nature of the dispute. Written notice to you shall be delivered to your home address appearing in Microsoft’s records. Written notice to Microsoft shall be delivered to the attention of its General Counsel. Within five days after delivery of the written notice, the other party shall respond in writing stating its position.

If the parties are unable to resolve the dispute through informal negotiations, the parties agree to resolve all disputes by binding arbitration before a single qualified mutually selected arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. If the parties are unable to agree on an arbitrator, each party shall select a representative and those two representatives shall select a qualified arbitrator who shall preside over the arbitral proceeding. The party initiating the arbitration normally shall bear the burden of proof and normally must prove any actual damages sought, but these proof issues will be determined by applicable law. The prevailing party shall be entitled to reasonable attorney’s fees and costs to the extent consistent with applicable law. Microsoft shall pay the arbitration costs, including the administrative fees and the arbitrator’s fees and expenses. The arbitrator shall issue a written decision within fifteen days of the end of the hearing. The decision of the arbitrator shall be final and binding and may be enforced and a judgment entered in any court of competent jurisdiction. The arbitration itself, and all testimony, documents, briefs and arguments therein, shall be kept confidential.

Term

This Arbitration Agreement Addendum shall survive the employer-employee relationship between Microsoft and me and, except for claims that are not covered as described above, shall apply to any dispute or claim between the parties whether it arises or is asserted during or after termination of my employment.

Voluntary Agreement

I acknowledge that I have carefully read this Arbitration Agreement Addendum, understand its terms, and enter into it voluntarily and not in reliance on any promises or representations made by Microsoft other than contained in this Arbitration Agreement Addendum.

/s/ Frank H. Brod
Frank H. Brod
Date April 6, 2006

Microsoft Corporation

By	/s/ Chris Liddell
Its	Senior Vice President, Chief Financial Officer
Date	March 31, 2006